Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Cosmos Group Holdings, Inc.

We consent to the inclusion in the Form 10-K annual report under the Securities Act of 1933 of Cosmos Group Holdings, Inc of our report dated April 16th, 2024, of the balance sheet and the related statements of operations and comprehensive loss, stockholders’ equity, and cashflows for the year ended December 31, 2023, and 2022

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

April 16, 2024